Exhibit 99.1

For Immediate Release:	June 24, 2014

Investor Relations Contact:	Media Relations Contact:
Marliese L. Shaw	Adam J. Jeamel
EVP, Investor Relations Officer	VP, Corporate Communications
Rockville Bank: A Division of United Bank	Rockville Bank: A Division of United Bank
860-291-3622	860-291-3765
mshaw@rockvillebank.com	ajeamel@rockvillebank.com

Paula A. Aiello of Shrewsbury, Massachusetts to Serve on

United Financial Bancorp, Inc.’s Board of Directors

Board Cites Financial Expertise, Geographical Leadership in Approving Her Nomination

GLASTONBURY, Conn., June 24, 2014 – William H.W. Crawford, IV, CEO of United Financial Bancorp, Inc. and United Bank, and Robert A. Stewart, Jr., Chairman of the Board, today announced that the Directors approved the nomination of Paula A. Aiello of Shrewsbury, Massachusetts to serve on United Financial Bancorp, Inc.’s Board of Directors, the holding company for United Bank.

In addition to serving on United’s holding company Board, Aiello will continue to be a Board member for the Company’s subsidiary, United Bank.

Aiello’s service on United Bank’s Board of Directors dates back to 2008 when she was elected to CNB Financial Corp.’s Board of Directors, the holding company of the former Commonwealth National Bank.

She maintained that Board position after Commonwealth was acquired by United Bank, joining the United Board on December 1, 2009, and continued to serve on the Bank’s Board following the merger of United and Rockville Bank on April 30, 2014. Her new position with United Financial Bancorp, Inc. fills a vacant seat on the 10-member Board.

Currently, Aiello is the Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc., a leading child welfare, behavioral health and education multi-service agency in Massachusetts.

She is a certified public accountant and is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Central Massachusetts Financial Executives Organization. In addition to her professional experience as a CFO and a CPA, she was a banking sector auditor responsible for covering banks in Connecticut and Massachusetts.

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“I have enjoyed every opportunity to get to know and work with the Board members from legacy United Bank. I quickly recognized that Paula not only brings a wealth of knowledge to the Board when it comes to accounting, finance and banking but she demonstrates the highest level of energy and dedication that will serve the new United Bank very well in the years ahead,” William H.W. Crawford, IV, CEO of United Financial Bancorp, Inc. and United Bank. “Worcester is an important market for United Bank. That is why having Paula on our holding company Board, with her extensive financial experience and first-class reputation in the Worcester area, will be essential to our future success in serving this important market for us.”

“Paula’s professional credentials, breadth of financial expertise and geographical leadership are a perfect fit for the Board’s overall capabilities. She is engaged in all Board matters and comes to our meetings prepared to weigh in on every important vote or issue our Board addresses,” Robert A. Stewart, Jr., Chairman of the Board. “Paula’s commitment to the Bank is clearly evident in everything she does and she completes what is already a very strong Board of Directors.”

“I am thrilled and excited about this merger and the future of United Bank. Together, we have a great leadership team focused on making sure this Bank succeeds,” said Paula Aiello. “I am honored to have the opportunity to serve with such knowledgeable and dedicated business and community leaders who ensure the best interests of shareholders, customers and employees are reflected in every decision we make. As a Board member, my responsibility is to look at the Company as a whole but I always make sure the Worcester region is served by United Bank’s mission.”

Aiello’s role on United Financial Bancorp, Inc.’s Board of Directors is effective immediately.

About United Financial Bancorp, Inc.:

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Connecticut and Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and approaching $5.0 billion in assets. Through the merger, Rockville Financial, Inc. completed the acquisition of United Financial Bancorp, Inc. The combined Company, known as United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.

For more information about legacy United Bank’s services and products, call (866) 959-BANK and for information about legacy Rockville Bank’s services and products, call (860) 291-3600 or visit www.thenewunitedbank.com for more information about both banks. For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download United Financial’s investor relations app on your iPhone or on your iPad, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

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Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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